Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Virios Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, $0.0001 par value per share		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Equity	Depositary Shares		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Other	Rights (3)		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Equity	Warrants (3)		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Other	Units (4)		(1)	(2)	(2)	$0.0000927	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf			(1)	(2)	(2)	$0.0000927	—		—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts							$150,000,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$13,905.00 (5)

(1)	There are being registered an indeterminate number of shares of common stock and preferred stock, an indeterminate depositary shares representing preferred stock, an indeterminate principal amount of debt securities, and an indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities as may be offered by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $150,000,000. The securities registered also include an indeterminate number of securities as may be issued upon conversion of or exchange for preferred stock, depositary shares representing preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered include such indeterminate number of shares of stock as may be issuable with respect to the shares being registered as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Each right or warrant will represent the right to purchase shares of common stock or other securities covered by this registration statement.

(4)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.

(5)	Calculated in accordance with Rule 457(o) under the Securities Act and paid herewith.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

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